EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of February 21, 2020, Markel Corporation (the “Company,” “we,” “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, our common shares, no par value.
DESCRIPTION OF COMMON SHARES
The following summary description of securities does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, our bylaws, and applicable provisions of the Virginia Stock Corporation Act.
General
Our authorized capital consists of 50,000,000 common shares, no par value, and 10,000,000 preferred shares, no par value. No preferred shares are currently issued and outstanding.
Our common shares are listed on the New York Stock Exchange under the symbol “MKL.”
Each holder of our common shares is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting generally is required for shareholder approval. However, approval is required by the affirmative vote of more than two-thirds of all shares entitled to vote, whether or not represented at the meeting, in the case of major corporate actions, such as:

•	a merger,

•	a share exchange,

•	the dissolution of the Company,

•	an amendment to our articles of incorporation, or

•	the sale of all or substantially all of our assets.
These provisions, together with our ability to issue preferred shares with disproportionately high voting power could be used in, or have the effect of, preventing or deterring a party from gaining control of the Company, whether or not beneficial to public shareholders, and could discourage tactics that involve an actual or threatened change of control of the Company.
Subject to the rights of any holders of our preferred shares, the holders of common shares are entitled to receive dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to common shares. All common shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.
Our transfer agent and registrar for common shares is American Stock Transfer & Trust Co., LLC.

Voting Rights with Respect to Extraordinary Corporate Transactions
Under Virginia law, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if the proposed transaction is approved by more than two-thirds of all of the votes entitled to be cast on that matter. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by more than two-thirds of all the votes entitled to be cast on the plan by that voting group. The articles of incorporation may provide for a greater or lesser vote, but not less than a majority of all the votes cast on the transaction by each voting group entitled to vote on the transaction. Our articles of incorporation do not provide for a greater or lesser vote.
Anti-takeover Statutes
Virginia law, except as to companies that elect not to be covered, prohibits the following business combinations between a Virginia corporation and any “interested shareholder”:

•	mergers and statutory share exchanges;

•	material dispositions of corporate assets not in the ordinary course of business;

•	any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

•
any reclassification, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

An interested shareholder of a corporation is, among others, a person who is, or an affiliate or associate of the corporation who was within three years of the transaction, a beneficial owner of more than 10% of any class of the outstanding voting shares of the corporation unless a majority of disinterested directors approved the acquisition of shares making a person an interested shareholder. Unless the affiliated transaction comes within an applicable exemption, an affiliated transaction in the three years after a person becomes an interested shareholder must be approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. After three years, an affiliated transaction must be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder, unless the affiliated transaction is approved by a majority of the disinterested directors or meets “fair price” criteria. We have not made any election in our articles of incorporation not to be covered by this provision of the Virginia law.
Under Virginia law, voting rights for “control shares” must be approved by a corporation’s shareholders, not including the shares held by interested parties. “Control shares” are shares whose acquisition entitles the acquiror to between 1/5 and 1/3, between 1/3 and 1/2, or greater than 1/2 of a corporation’s voting power. If a shareholder has acquired control shares with a majority of all voting power and these shares have been given voting rights, all other shareholders have dissenters’ rights. Virginia law exempts from these provisions acquisitions where the corporation is a party to the governing agreement. We have not made any election not to be governed by these provisions of Virginia law. Our board of directors can elect not to be governed by these provisions at any time before four days after receipt of a control share acquisition notice.
Insurance Holding Company Regulations on Change of Control
We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person may acquire, or seek to acquire, any voting security of an insurance holding company that controls an insurance subsidiary, or merge with the holding company if, as a result, the person would obtain control of the holding company. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Directors’ Duties
Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees, if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonable or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. For shareholder proposals to be timely, a shareholder’s notice generally has to be delivered to and received at our principal executive offices not later than 90 days before the date of the anniversary of the immediately preceding annual meeting. For shareholder director nominations to be timely, a shareholder’s notice generally has to be delivered to and received at our principal executive offices not later than 60 days before the annual meeting; provided, that in the event that public disclosure of the annual meeting is made less 70 days before the annual meeting, the notice must be delivered within 10 days following such public disclosure). Our bylaws also specify certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.
Proxy Access Requirements for Shareholder-Nominated Director Candidates
Our bylaws provide shareholders with “proxy access,” which permits a shareholder (or a group of up to 20 shareholders) holding at least 3% of our outstanding common shares continuously for at least three years to nominate and include, in the aggregate, director nominees constituting up to the greater of two individuals or 20% of the board of directors in the Company’s proxy materials, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in the bylaws, including by providing the Company with timely advance notice of the nomination. To be timely, a shareholder’s notice generally must be delivered to and received by the Secretary of the Company at our principal executive offices not later than the close of business on 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding mailing date for the notice of annual meeting of shareholders. Our bylaws also specify certain requirements as to the form and content of a shareholder’s notice and certain other nomination materials. These provisions may preclude certain shareholders from nominating director candidates, or certain director candidates from being properly nominated, in each case pursuant to our proxy access provisions.